LPI Position Holder Trust Newsletter

September 2018 Issue

The Trustee's Corner

Thank you for taking the time to read the September 2018 issue of the Life Partners Position Holder Trust (PHT) investor newsletter. We have some positive updates to report this month regarding a successful litigation outcome and have taken the time to respond to some of your requests for detailed information regarding the current composition of the portfolio.

I want to make you aware of some steps we are taking to further tighten our information security protocols and protect your data. One new procedure we have put in place is to create an additional layer of verification any time an investor makes a change to their profile on the Investor Portal (e.g., change of address, etc.). We will now automatically generate a letter and an email to confirm this change, then send that correspondence to the mailing address and email address (both old and new) that we have in our database. This will give the investor an opportunity to verify the change was made or to contact us if it was unauthorized.

On that note, we are still missing email addresses for many investors and continue to have a number of messages returned as undeliverable. Please help us to maintain updated contact information for you by sending an email to contactinfo@magnaservicing.com.

Finally, here is an update on the status of the Exit Facility: This month, I made a payment of $2.5 million on the loan that was required for the PHT to exit the bankruptcy process, reducing the current balance to $10 million.

Thank you very much for your interest in the ongoing developments with the Trust. I invite you to review the articles that follow.

Sincerely,

LPI Position Holder Trust
Eduardo S. Espinosa
Trustee

Inside this issue

Upcoming Events

- **October 22nd:**

  October 2018 LPI PHT Newsletter to be published

- **November 19th:**

  November 2018 LPI PHT Newsletter to be published


TO DO LIST

Action Items

What we need from you?

- If you are a Continuing Fractional Holder (CFH) investor, please pay the premiums on the positions that you own, as reflected in any invoices you received. Do not send a partial payment and do not delay beyond the 60-day payment window. **As a reminder, the PHT must receive your check by the 60th day.** LPI's Plan of Reorganization requires that the PHT must actually receive the CFH investor's remittance by the 60th day following the invoice date. **Your envelope's postmark date does not count.** If we do not receive an investor's payment within the mandatory 60-day window, I must default the corresponding CFH position into the PHT.

- **Please access the PHT investor portal (www.magnaservicing.com), review your account statements, read the e-mails that we send and check the PHT website from time to time.** The PHT Trustee uses these tools to provide important information about your investment to you. We've made a real effort to provide the important information in a concise, clear and timely manner.

- **Please update your contact information**. You can change your contact information through the Investor Portal (www.magnaservicing.com) or by contacting Customer Service (contactinfo@magnaservicing.com).

- Please send any ideas for the monthly newsletter or the PHT website to our communications consultant, Daryn Teague, at dteague@teaguecommunications.com. If you have suggestions for additional information or reports that could be provided on the Investor Portal maintained by Magna Servicing, please send those directly to the Trustee's office (trustee@lpi-pht.com).

Trust Update

Litigation over Policy 23150 Resolved

There is good news to report this month on the litigation front. The PHT has resolved the litigation regarding Policy 23150. During a court-ordered mediation, the PHT was able to settle the case for nuisance value. As a result, the PHT is now able to collect its portion of the proceeds from this policy (approximately $792,000, before expenses). The proceeds of Policy 23150 were included in the September distribution to CFHs. The CFHs that invested in Policy 23150 will receive a letter from the Trustee explaining the settlement.

If you do not have a CFH interest in Policy 23150, please do not contact the Trustee's office — or Magna Servicing — for further information regarding this lawsuit or the settlement. All of the information that we can provide to investors who do not have a CFH interest in the policy will be provided through the website and/or the newsletter.

The litigation regarding Policy 77250 remains pending. The PHT's motion to dismiss is still pending before the court .

Cost of Litigation

As we explained in the April 2018 newsletter, the costs incurred by the PHT to defend against lawsuits is an allocable policy expense under Section 4.03 of the Plan of Reorganization. This means that each CFH in the policy is responsible for their pro-rata share of the expenses.

We recently received an inquiry from an investor regarding how the litigation costs associated with Policy 23150 will be billed by the Trustee. The litigation costs (including the settlement amount) will be offset against the proceeds of the policy. An investor who holds a 1% interest in Policy 23150 will receive his or her 1% of the policy less (i) the 2.65% servicing fee, (ii) any owed premiums and (iii) 1% of the litigation costs. An itemized summary of the deductions will be provided on the check stub as usual.

At this time, the PHT has decided not to send an interim bill for the costs incurred in defending the litigation regarding Policy 77250. The PHT may revisit this issue at the end of the year.

PHT Names New Officers and Directors

Brent Berry, a successful real estate investor and financial consultant, was appointed to the Board by unanimous vote on August 24, 2018. Mr. Berry is known to many of you as the operator of Life Settlement Evaluators, a company that assisted investors in the revaluation of their IRAs during the Life Partners bankruptcy proceedings. Previously, he enjoyed a long career as a software executive and a business consultant. In recent years, he has focused his energies on purchasing and leasing residential properties. He graduated from the University of Wisconsin with a degree in business management.

"I appreciate the confidence my fellow board members and their counsel have placed in me," said Mr. Berry. "The most important thing for all of us is to obtain the maximum recovery possible out of the portfolio. I promise to assist in any way I can to ensure we accomplish this very important task. I understand what is at risk for all of us, as I too am an investor, and look forward to working with my fellow board members and the trustee to accomplish this very important mission."

Mr. Berry was appointed to replace Marc Redus, who resigned from the Board last month. Mr. Redus had served in various governance capacities for the PHT since his appointment by the U.S. Bankruptcy Court in December 2016. Over that period of time, his oversight was extremely valuable and the Trustee thanks him for his service.

On September 10, 2018, the PHT named Wayne Williams as its Chief Financial Officer. Mr. Williams has over 25 years of financial and audit experience for public and private clients. He is affiliated with Armanino LLP, the PHT's accountants. Since 2014, Mr. Williams served as the founder and partner of Geaux Enterprises, LLC, a company providing accounting and business

consulting services including accounting, internal audit, initial public offering readiness, buy side due diligence, post-merger integration, strategic planning and business optimization to middle market companies. Additionally, since 2014, Mr. Williams collaborated with the founder of Fuel Group Holdings, LLC as the Executive Vice President-Chief Financial Officer to create a virtual fuel distribution company. From 2010 to 2014, Mr. Williams was a Partner at Crowe Horwath, LLP and served as the Partner-In-Charge of the Audit for the Dallas, Texas office. From 2006 to 2010, Mr. Williams was a Partner at BDO USA, LLP ("BDO") in Dallas, Texas. From 2003 to 2006, Mr. Williams was a Senior Manager for BDO. From 2002 to 2003, Mr. Williams served as the Director Financial Reporting for Safety-Kleen, establishing and operating the financial reporting department of a $1 billion dollar company. From 1998 to 2002, Mr. Williams served as Senior Manager/Manager at PricewaterhouseCoopers, LLP ("PWC"). From 1993 to 1998, Mr. Williams served as Senior Associate/Associate at PWC. Mr. Williams received his Bachelor of Science in Management, with a specialization in accounting from Tulane University. Mr. Williams replaces John Dunigan as CFO.

Breakdown in Ownership Interests

We have received some inquiries from investors regarding the split between how much of the portfolio is owned by the PHT, the CFHs and the IRA Partnership. We calculate these numbers every quarter.

As of June 30 (the end of the last quarter), the PHT owned 61% and the CFHs owned 39% of the portfolio. We anticipate that the PHT's share of the portfolio will grow over time as CFHs stop paying premiums and allow their positions to default into the PHT.

The IRA Partnership, which is the single largest owner of PHT units, owns approximatley 61% of the PHT units. In contrast to the PHT's share of the portfolio, we expect the IRA Partnership's share of the PHT to fall over time as additional units are issued by the PHT to defaulting CFHs.

That the PHT's share of the portfolio equals the IRA Partnership's share of the PHT is merely a coincidence.

Portfolio at a Glance

The strong mortality performance from July continued in August. To date, we have discovered $15.8 million in maturities that occurred in August. Anticipated maturities for August were $13.0 million.

Cumulative Maturities To Date



Maturities continue to track with the projections underlying the Plan. Cumulative maturities since January 2016 (when the projections began) are $339,199,503 against median projected maturities of $341,095,507 – a difference of $1,896,004 or 0.56%. As a reminder, this chart tracks maturities in the portfolio as a whole. It does not distinguish between the portions of the portfolio owned by the CFHs and the PHT.

One thing that we would like to note about our projections. In the newsletters, we track the maturities in the portfolio against a model that is similar to the one used to create Exhibit C to the Disclosure Statement, which was the basis for the Plan. For purposes of valuing the portfolio for the Trust's financial statements, we use a different model that is intended to be a proxy for market value as required by Generally Accepted Accounting Principles. As a result, the projections used in the newsletter do not provide valid information as to the value of the portfolio. For more information about the projections used in the Trust's financial statements, please see the Trust's Form 10-Q Quarterly Statement for the Second Quarter of 2018 (filed August 14), which is available on the Investor Relations page of the website.

Frequently Asked Questions

Here are brief answers to some of the frequently asked questions (FAQs) we've received in the past month:


FAQ

Q: How do I complete a Required Minimum Distribution (RMD) from the PHT investments held in my IRA?

A: You will need to contact your IRA custodian. Your custodian will send the RMD information to Magna Servicing when it makes the distribution.

Q: I am a Continuing Fractional Holder (CFH). When can I expect to receive my share of the death benefits after a policy that I invested in matures?

A: We distribute maturities to CFHs the month following the date that the PHT receives payment from the insurance company. This usually occurs around the middle of the month. On average, we are collecting on claims within 60 days of learning of the maturity.

Questions and Updates

We routinely post updates and new information on www.LPI-PHT.com. In addition, prior investor communications -- including copies of this newsletter and the Trustee's prior investor presentations -- are available on the "Investor News" tab. We encourage you access the website as a primary reference source.

We're happy to answer any additional questions you may have. Please note that it's likely you will receive a faster response if you contact us by email.

How to Contact Us

For questions regarding your individual account, please contact:

Magna Servicing

P.O. Box 23226

Waco, TX 76702

Phone: 800-368-5569

Email: custsrv@magnaservicing.com

For questions regarding the administration of the Plan of Reorganization, please contact:

Eduardo Espinosa, LPI PHT Trustee

2001 Ross Avenue, Suite 3600

Dallas, Texas 75201

Phone: 214-698-7893

Email: trustee@lpi-pht.com

